    As filed with the Securities and Exchange Commission on January 16, 1997

                           Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      ASPECT TELECOMMUNICATIONS CORPORATION
             (Exact Name of Registrant as specified in its charter)

      California                                        94-2974062
(State of incorporation)                    (I.R.S. Employer Identification No.)

                                 1730 FOX DRIVE
                         SAN JOSE, CALIFORNIA 95131-2312
                                 (408) 325-2200
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                JAMES R. CARREKER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                      ASPECT TELECOMMUNICATIONS CORPORATION
                                 1730 FOX DRIVE
                         SAN JOSE, CALIFORNIA 95131-2312
                                 (408) 325-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                 JON E. GAVENMAN
                                VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                               2800 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 854-4488

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                Amount       Proposed maximum  Proposed maximum
  Title of each class of         to be        offering price      aggregate          Amount of
securities to be registered   registered(1)     per share(2)   offering price(2)  registration fee
--------------------------------------------------------------------------------------------------
      Common Stock,
     $.01 par value          490,836 shares      $63.875          $31,352,150         $10,812
--------------------------------------------------------------------------------------------------

----------
(1) Number of shares being registered reflects the 2-for-1 stock split announced by the Company on December 20, 1996, the effective date of which is January 28, 1997.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq National Market on January 14, 1997 in accordance with Rule 457 under the Securities Act of 1933.
     This price does not reflect the 2-for-1 stock split announced by the Company on December 20, 1996, the record date of which is January 6, 1997 and the effective date of which is January 28, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS                                                 Subject to Completion
                                                                January 16, 1997

                                 490,836 SHARES

                      ASPECT TELECOMMUNICATIONS CORPORATION

                                  COMMON STOCK

                             -----------------------

     This Prospectus covers 490,836 shares of Common Stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of Aspect Telecommunications Corporation ("Aspect" or the "Company"), which may be offered from time to time by one or all of the selling shareholders named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales.

     Of the shares of Common Stock offered hereby, 210,836 shares were issued by the Company in connection with its acquisition of Envoy Holdings Limited on September 30, 1996, and the remaining 280,000 shares were issued by the Company in connection with its acquisition of Prospect Software, Inc. on October 21, 1996.

     The Selling Shareholders intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing therein, in individually negotiated transactions at such prices as may be agreed upon or a combination of such methods of sale, during a ninety-day period immediately following the date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock, except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the Selling Shareholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Shareholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on The Nasdaq National Market under the symbol ASPT. The last reported sales price of the Common Stock on The Nasdaq National Market on January 14, 1997 was $64.125 per share. This price does not reflect the 2-for-1 stock split announced by the Company on December 20, 1996, the record date of which is January 6, 1997 and the effective date of which is January 28, 1997.

                             -----------------------

                    SEE "RISK FACTORS," BEGINNING ON PAGE 4,
       FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             -----------------------

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.

                             -----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             -----------------------

                  THE DATE OF THIS PROSPECTUS IS
                                                ---------------

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     Except as otherwise noted herein, all information in this Prospectus, except the information incorporated herein by reference, has been adjusted to reflect the 2-for-1 stock split announced by the Company on December 20, 1996. The record date of the split is January 6, 1997 and the effective date of the split is January 28, 1997.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     (3) The Company's Current Report on Form 8-K filed January 16, 1997; and

     (4) The description of the Company's capital stock contained in its Registration Statement on Form 8-A as filed with the Commission on March 22, 1990, including any amendment thereto or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Eric Keller, Chief Financial Officer, Aspect Telecommunications Corporation, 1730 Fox Drive, San Jose, California 95131-2312 or by telephone at (408) 325-2200.

                                   THE COMPANY

     The Company is a global provider of comprehensive business solutions for mission-critical call centers that exist to generate revenue, service customers, and handle inquiries. The Company offers solutions for call transaction processing, call center automation, interactive voice response, call center networking, management information and reporting tools, and comprehensive planning and forecasting packages. The Company is also a provider of services vital to call center environments, including business applications consulting, training, and call center integration services.

     The Company was incorporated in California in August 1985. The Company's principal executive offices are located at 1730 Fox Drive, San Jose, California 95131-2312, and its telephone number at that location is (408) 325-2200.

                                  RISK FACTORS

     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

     VARIABILITY AND UNCERTAINTY OF REVENUES AND OPERATING RESULTS. The Company's revenues, gross margins and operating results may fluctuate significantly from quarter to quarter for many reasons including, without limitation, the following: (1) given the relatively large sales prices of the Company's systems in relation to quarterly revenue levels, a limited number of systems can account for a significant portion of product revenues in any particular quarter; (2) a significant percentage of product revenues continues to be derived from new customers; (3) the portion of product revenues related to accounts purchasing multiple systems may fluctuate; (4) the mix of products and services sold and channels of distribution may fluctuate; (5) operating results of newly-acquired subsidiaries may fluctuate; and (6) the Company's newly established business units (e.g., consulting and systems integration and computer telephony integration) may require substantial investments, while revenues from such business units may be difficult to predict.

     The Company's products typically represent substantial capital commitments by Aspect's customers and, as a result, customer purchase decisions have been, and in the future may be, significantly affected by a variety of factors including, without limitation, the following: general economic conditions; world political events; trends in capital spending, particularly for telecommunications products; market competition and the availability of alternative technologies; and the degree to which call transaction processing is mission critical for customers.

     Sales of the Company's call center systems generally involve a cycle of six months or longer from initial customer contact until receipt of the first system order, and an additional one to six month period from the receipt of an order to the date the system is installed. The Company generally recognizes revenue from the sale of systems upon installation at the customer site; revenues from add-ons, upgrades, software licenses, and sales to distributors are generally recognized upon shipment to the customer or distributor.

     VOLATILITY OF STOCK PRICE. The Company's common stock price may be subject to significant volatility. Past financial performance should not be considered a reliable indicator of performance for any future period, and investors should not use historical trends to anticipate future results or trends.

     For any given quarter, a shortfall in the Company's achieved revenue or earnings from the levels expected by securities analysts or others could have an immediate and adverse effect on the price of the Company's common stock. Additionally, the Company may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the Company's common stock price. Such volatility may be exacerbated further by the relatively low trading volume of the Company's common stock. Further, the Company participates in a rapidly changing high technology industry, which has in the past exhibited significant stock market volatility. Often, when a high technology company's stock declines rapidly, the company may become subject to class action securities litigation. Were the Company to become involved in such litigation, it could expend significant financial and management resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

     PRODUCT CONCENTRATION, TECHNOLOGICAL CHANGE AND NEW PRODUCTS. Sales and installations of new Aspect CallCenter systems, the Company's principal product, account for a substantial portion of net revenues. Any factor adversely affecting the market for the Aspect CallCenter system or the failure of any Aspect product to meet customer requirements, including system performance, system availability or other requirements, could have a material adverse effect on the Company's business, operating results and financial condition.

     The market for Aspect's products is subject to rapid technological change and new product introductions. Current competitors or new market entrants may develop new, proprietary products with features that could adversely affect the competitive position of the Company's products. The Company's success will continue to depend upon, among other factors, its ability to enhance its existing products and to introduce competitive new products on a timely basis. There can be no assurance that the Company will be successful in accurately anticipating market demand for products being developed, in developing, manufacturing and marketing new products or in enhancing its existing products. In addition, the Company's announcement of new products, capabilities or technologies may cause customers to defer purchases or installations of existing Company products, thereby adversely affecting the Company's business, operating results and financial condition.

     In addition, in recent years the telecommunications industry in the United States has undergone substantial changes, including, but not limited to, the emergence of alternative long-distance carriers (e.g., MCI and Sprint), deregulation, mergers and acquisitions, and other reorganizations such as the AT&T "trivestiture." Over the next several years, changes of a similar magnitude are likely, including the rapid emergence of the Internet as an alternative to the publicly switched telephone network. The Company's failure to rapidly develop and market products and services to address such changes could have a material adverse effect on the Company's business, operating results and financial condition.

     Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" which can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, despite extensive testing, the Company has from time to time discovered defects only after its products have been used by customers. There can be no assurance that software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could materially adversely affect the Company's business, operating results and financial condition.

     COMPETITION. The Company believes the market for its products is highly competitive and that competition is likely to intensify. The Company's principal competitors currently include companies that market automatic call distribution ("ACD") systems and companies that market private branch exchange systems that include ACD features. The Company's current competitors include, but are not limited to, Lucent Technologies Inc. (previously a unit of AT&T Corp.), NorTel, Inc., Siemens Business Communication Systems, Inc., Rockwell International Corporation, Alcatel Alsthom, L.M. Ericsson and N.V. Philips. The Company anticipates that the regional Bell operating companies and other telephone operating companies could market ACD functionality through equipment located in the telephone operating company's central office rather than on customers' premises. Additional potential competitors include companies with technologies capable of providing mission-critical call transaction processing capabilities, including participants in the problem tracking/resolution client/server software market, pre-network routing companies and a wide variety of computer telephony integration software companies. As the hardware requirements for a traditional call center diminish due to the emergence of the Internet, local area networks and other factors, other companies may obtain a significant position in the call transaction processing market.

     Many of Aspect's current competitors have longer operating histories, considerably greater financial, technical, sales and marketing resources and larger installed customer bases than Aspect. Moreover, Lucent Technologies, the largest provider of call center products and services, may emerge as a more focused, aggressive competitor following its recent divestiture from AT&T. Consequently, the Company expects to encounter substantial competition from these and other companies, as well as from new market entrants and emerging technologies. Intensified price-based competition or changes in the Company's price structure could result in lower prices and lower margins for Aspect's products, which could materially adversely affect the Company's business, operating results and financial condition.

     INTELLECTUAL PROPERTY; LITIGATION. The Company's success depends in part upon its internally developed technology. While the Company relies on patent, trademark, trade secret and copyright law to protect its technology, the Company believes that the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and product reliability are more essential to establishing and maintaining a technology leadership position. The Company generally enters into confidentiality or license agreements with its employees, consultants and vendors and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, unauthorized third parties may attempt to copy or otherwise obtain and use the Company's technology. In addition, third parties may develop similar technology independently.

     As is common in the telecommunications industry, the Company has been and may in the future be notified of claims that it may be infringing other parties' patents or other proprietary rights. Although the Company attempts to ensure that its products and processes do not infringe such third-party patents or proprietary rights, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Periodically, the Company negotiates with third parties to establish patent license or cross-license agreements, and the Company is currently in such negotiations. While the Company cannot predict the outcome of the current negotiations, and to date such negotiations have not resulted in any license or cross-license agreements, based on discussions to date the Company does not expect that any such agreement would have a material adverse effect on the Company's financial condition. Although the Company intends to resolve intellectual property disputes through licensing arrangements, when appropriate and on terms it believes to be commercially reasonable, there can be no assurance that the Company would be able to license any valid and infringed patents on commercially reasonable terms or that it would prevail in any litigation over third party claims.

     In the future, Aspect could become involved in other types of litigation, such as shareholder lawsuits for alleged violations of securities laws, claims asserted by current or former employees and product liability claims. While the Company attempts to ensure that it complies with relevant laws and regulations, it cannot be certain of compliance. Any litigation in which the Company is involved, regardless of merit, source or outcome, could result in substantial cost to and diversion of effort by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

     MANAGEMENT OF GROWTH. The Company has experienced a period of rapid growth that has placed a significant strain on the Company's managerial and operational resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, processes or controls will be adequate to support the Company's current or future operations or that Company management will be able to effectively manage this expansion. For example, the Company recently implemented, and in the future may implement additional versions of, a new internal integrated business application software program. There can be no assurance that complications will not arise from this software system transition, resulting in substantial unanticipated expenses. An additional challenge created by the Company's rapid growth is in hiring, assimilating, training and retaining a large number of employees in a labor market characterized by a high demand for and limited supply of qualified people. In addition, the Company must carefully maintain inventories at levels consistent with product demand and the requirements of new product introductions. Inaccuracies in demand forecasts could quickly result in either insufficient or excessive inventories and obsolescence expense.

     DEPENDENCE ON KEY PERSONNEL. The Company depends upon certain key management and technical personnel, the loss of whom could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, broaden and diversify its management team, and ensure successful management transition.

     LIMITED SOURCES OF COMPONENT SUPPLY. Although the Company primarily uses standard parts and components in its products, certain components, including certain central processing units, other integrated circuits and circuit cards, are presently available only from a single source or from limited sources of supply. To date, the Company has been able to obtain adequate supplies of these components in a timely manner from existing sources or, when necessary, from alternative sources of supply. However, the inability of the Company to develop alternative sources if and as required in the future, or to obtain sufficient sole or limited source components as required, could have a material adverse effect the Company's business, operating results and financial condition. In addition, there can be no assurance that manufacturers of component parts used by the Company will not modify their products in a manner incompatible with the Company's use of such products.

     LICENSES FROM THIRD PARTIES. The Company currently manufactures certain components incorporated into its products pursuant to engineering and manufacturing licenses from third parties. The Company depends upon the licensors' abilities to provide certain technical support and cooperation in optimizing the Company's use of the licensed technologies. Should any of the licensors become unable to provide such technical support, the Company would have to develop internal capabilities or otherwise locate alternative technical support. This in turn could adversely affect the Company's ability to complete timely shipments during the transition. If, due to a breach of a license agreement or otherwise, the Company becomes unable to continue to utilize the applicable licensed technology, the Company's business, operating results and financial condition could be materially adversely affected.

     GEOGRAPHIC CONCENTRATION. Aspect's product development, manufacturing, information technology systems, corporate offices and support functions are concentrated in the Silicon Valley area of California. In the event of a natural disaster, such as an earthquake or flood, the Company could experience a business interruption that would have a material adverse effect on the Company's business, operating results and financial condition.

     ACQUISITIONS AND INVESTMENTS. Since October 1995, Aspect has acquired three companies: TCS Management Group, Inc., Envoy Holdings Limited and Prospect Software, Inc. During the same period, the Company made minority equity investments in companies with products, services or technologies which potentially complement Aspect's business. In the future, the Company may make further strategic acquisitions and investments or enter into joint ventures or strategic alliances with other companies. Such transactions entail numerous risks, including the following: inability to successfully integrate such companies' personnel and businesses; inability to realize anticipated synergies, economies of scale or other value associated with such transactions; diversion of management's attention and disruption of the Company's ongoing business; inability to retain key technical and managerial personnel; inability to establish and maintain uniform standards, controls, procedures and policies; and impairment of relationships with employees and customers as a result of the integration of new personnel. In addition, future acquisitions or investments by the Company may result in issuance of additional equity or debt securities, significant one-time write-offs and the creation of goodwill or other intangible assets. There can be no assurance that the Company will be successful in avoiding these or other risks associated with such business combinations, investments, joint ventures or strategic alliances, and its failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

     INTERNATIONAL OPERATIONS. The Company currently operates in several international markets and anticipates entering additional markets in the future. The financial resources required to enter a new international market may vary substantially among markets based upon, among other factors, the market's regulatory environment, the Company's expansion strategy in the market and the level of acceptance of the Company's products in that market. Many countries require multiple government approvals prior to allowing a new entrant into the market. The cost and timing of these approvals, which may require the Company to modify its products, are often subject to considerable uncertainty and could result in longer lead times than initially anticipated. The Company's international operations are subject to additional risks, including exchange rate fluctuations; delays in telecommunications deregulation; difficulties in staffing and managing foreign subsidiary operations; political and economic instability; potentially negative tax consequences; and foreign and domestic trade legislation, which could result in the creation of trade barriers such as tariffs, duties, quotas and other restrictions. Failure to successfully enter certain international markets on a timely basis could impair the Company's competitive position in such markets and prevent the Company from obtaining the scale advantages of global competitors.

     REGULATORY REQUIREMENTS. The Company's products are subject to various regulations which require, among other things, that the Company's products meet certain radio frequency emission standards, be compatible with the public telephone networks, and conform to certain safety and other standards. Sales of products which fail to comply with these regulations may be prohibited by regulatory authorities until appropriate modifications are made. There can be no assurance that the Company will be successful in obtaining or maintaining the necessary regulatory approvals for its products, and its failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

     EXPANSION OF DISTRIBUTION CHANNELS. The Company has historically sold its products through its direct sales force and a limited number of distributors. The Company's ability to achieve significant revenue growth in the future will depend in part on its success in recruiting and training sufficient sales personnel and establishing relationships with distributors. The Company is currently investing, and plans to continue to invest, significant resources to expand its domestic and international direct sales force and develop distribution relationships with certain third party distributors. The Company's existing distribution relationships are generally non-exclusive and, typically, can be terminated by either party without cause. The Company's distributors also sell or can potentially sell products offered by the Company's competitors. There can be no assurance that the Company will be able to retain or attract a sufficient number of its existing or future third party distribution partners or that such partners will recommend, or continue to recommend, the Company's products. The inability to establish or maintain successful relationships with distributors could have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels. Any failure by the Company to expand its direct sales force or other distribution channels would materially adversely affect the Company's business, operating results and financial condition.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 8, 1997 by each Selling Shareholder. Gary Barnett is currently employed by the Company's subsidiary, Prospect Software, Inc. Geoffrey John Eagland, Alexandra Stevenson Ward, Christine Ann Viney, Roger Burrage and John Stuart Myles Bowden are currently employed by the Company's subsidiary, Envoy Holdings Limited. No Selling Shareholders are officers or directors of the Company.

                              SHARES BENEFICIALLY OWNED             SHARES BENEFICIALLY OWNED
                                PRIOR TO THE OFFERING                  AFTER THE OFFERING(1)
                                ---------------------      SHARES      ------------------
SELLING  SHAREHOLDERS          SHARES         PERCENT(2)   OFFERED   SHARES         PERCENT(2)
---------------------          ------         -------      -------   ------         -------
Gary E. Barnett (3)            140,000             *      140,000       --             --
Sharon M. Barnett (4)          140,000             *      140,000       --             --
Geoffrey John Eagland           51,232             *       51,232       --             --
Alexandra Stevenson Ward (5)    50,178             *       50,178       --             --
Christine Ann Viney (6)         34,576             *       34,576       --             --
Roger Burrage (7)               32,680             *       32,680       --             --
John Stuart Myles Bowden (8)    31,204             *       31,204       --             --
Evington Limited                 9,278             *        9,278       --             --
Rosemary Gretel Bowden (9)         422             *          422       --             --
Amilia Flora Burrage (10)          422             *          422       --             --
Christopher Viney (11)             422             *          422       --             --
Barrie Frank Ward (12)             422             *          422       --             --


----------
* Less than one percent of the Company's outstanding Common Stock.

(1) Assumes that each Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder.

(2) Based on 48,809,514 shares outstanding at January 8, 1997, as adjusted to reflect the 2-for-1 stock split declared by the Company's Board of Directors on December 19, 1996.

(3)  Excludes 140,000 shares held by Sharon M. Barnett, Mr. Barnett's spouse.

(4)  Excludes 140,000 shares held by Gary E. Barnett, Ms. Barnett's spouse.

(5)  Excludes 422 shares held by Barrie Frank Ward, Ms. Ward's spouse.

(6)  Excludes 422 shares held by Christopher Viney, Ms. Viney's spouse.

(7)  Excludes 422 shares held by Amilia Flora Burrage, Mr. Burrage's spouse.

(8)  Excludes 422 shares held by Rosemary Gretel Bowden, Mr. Bowden's spouse.

(9) Excludes 31,204 shares held by John Stuart Myles Bowden, Ms. Bowden's spouse.

(10) Excludes 32,680 shares held by Roger Burrage, Ms. Burrage's spouse.

(11) Excludes 34,576 shares held by Christine Ann Viney, Mr. Viney's spouse.

(12) Excludes 50,178 shares held by Alexandra Stevenson Ward, Mr. Ward's spouse.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulation Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers on or prior to sales of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from, any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to, any dealer, and the proposed selling price to the public.

     There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                 SEC registration fee          $10,812
                 Legal fees and expenses        15,000
                 Accounting fees and expenses    7,000
                 Miscellaneous expenses          2,188
                                               -------
                 Total                         $35,000
                                               =======


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

         In addition, the Registrant carries director and officer liability insurance in the amount of $20 million.

         In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein.

Item 16. EXHIBITS.

         5.1      Opinion of Venture Law Group, A Professional Corporation
         23.1     Independent Auditors' Consent (see page II-4)
         23.2     Consent of Counsel (included in Exhibit 5.1)
         24.1     Power of Attorney (see page II-3)

Item 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the
                  Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

              (4) That, for purposes of determining any liability under the
                  Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Aspect Telecommunications Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 15, 1997.

                         ASPECT TELECOMMUNICATIONS CORPORATION

                         By: /s/ Eric J. Keller
                            ------------------------------------------------
                         Eric J. Keller
                         Vice President, Finance and Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James R. Carreker and Eric J. Keller, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                       Date

/s/ James R. Carreker        Chairman and Chief Executive       January 15, 1997
---------------------------  Officer and Director (Principal
    James R. Carreker        Executive Officer)


/s/ Eric J. Keller           Vice President, Finance and Chief  January 15, 1997
---------------------------  Financial Officer (Principal
    Eric J. Keller           Financial Officer and Principal
                             Accounting Officer)


                            Director                            January   , 1997
---------------------------
    Debra J. Engel

/s/ Norman A. Fogelsong      Director                           January 15, 1997
---------------------------
    Norman A. Fogelsong

/s/ James L. Patterson       Director                           January 15, 1997
---------------------------
    James L. Patterson

                             Director                           January   , 1997
---------------------------
    John W. Peth

                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Aspect Telecommunications Corporation on Form S-3 of our report dated January 16, 1996 incorporated by reference in the Annual Report on Form 10-K of Aspect Telecommunications Corporation for the year ended December 31, 1995 and our report dated March 25, 1996 included in such Annual Report on Form 10-K.

         We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

San Jose, California
January 14, 1997

                                INDEX TO EXHIBITS

          Exhibit Number           Description               Page Number

                5.1       Opinion of Venture Law Group, A
                          Professional Corporation

               23.1       Independent Auditors' Consent
                          (see page II-4)

               23.2       Consent of Counsel (included
                          in Exhibit 5.1)

               24.1       Power of Attorney (see page II-3)